Exhibit 2

SUPPORT AGREEMENT

This Support Agreement is dated December 6, 2006, and is between the undersigned stockholder (the “Stockholder”) and SKYWIRE SOFTWARE, LLC, a Texas limited liability company (“Skywire”).

Concurrent with the execution of this agreement, Skywire, Skywire Star Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Skywire (“Merger Sub”), and Docucorp International, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger of even date with this agreement (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”).  Capitalized terms used and not otherwise defined in this agreement shall have the meanings given such terms in the Merger Agreement.

As of the date of this agreement, the Stockholder has record or Beneficial Ownership (as defined in Section 1) of the number of shares of Company Common Stock set forth on the signature page of this agreement (such shares, together with any shares of Common Stock acquired by the Stockholder after the date of this agreement and prior to the termination of this agreement, whether upon the exercise of options or otherwise, the “Shares”).

Skywire and Merger Sub are entering into the Merger Agreement in reliance on and in consideration of the Stockholder’s representations, warranties, covenants and agreements contained in this agreement.

The parties therefore agree as follows:

1.             Certain Definitions. For purposes of this agreement:

(a)           “Beneficial Ownership” or “Beneficial Owner” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing, except that for purposes of this agreement, “Beneficial Ownership” shall include only those securities over which the Stockholder has sole voting or dispositive power.  Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meanings of Section 13(d)(3) of the Exchange Act.

(b)           “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or other entity.

2.             Voting of Common Stock.  The Stockholder agrees to vote, and otherwise act (including pursuant to written consent) with respect to, the Shares in favor of the approval of the Merger Agreement and the Merger, and all actions required in furtherance thereof, at any meeting or meetings of the Company’s stockholders, and at any adjournment, postponement or continuation thereof, at which the Merger Agreement and the Merger are submitted for the consideration and vote of the Company’s stockholders, in each case to the extent that such

Shares are outstanding and entitled to vote at such meeting or meetings.  The Stockholder shall not enter into any agreement or understanding with any Person that would have the effect of being inconsistent or violative of the provisions and agreements contained in this Section 2 and will vote against: (i) any proposal in opposition to, or in competition, with the consummation of the Merger and (ii) any action that is intended to or would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger.  The Stockholder’s obligations under this Section 2 shall remain in effect until the earlier to occur of (a) the Effective Date or (b) the termination of the Merger Agreement in accordance with its terms (such applicable date, the “Termination Date”).

3.             Covenants, Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to, and agrees with, Skywire as follows:

(a)           The Stockholder is the owner or the Beneficial Owner of the number of Shares set forth on the signature page hereto, and the Shares are free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that would have the effect of invalidating, impeding, or adversely affecting the Stockholder’s obligations set forth in Section 1.

(b)           The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this agreement.  The execution, delivery and performance of this agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement.  This agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this agreement or the Stockholder’s consummation of the transactions contemplated by this agreement.

(c)           The Stockholder understands and acknowledges that Skywire is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this agreement.

(d)           Prior to the Termination Date, the Stockholder shall not grant any proxies, powers-of-attorney or other authorizations or consents with respect to the Shares, deposit the Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to the Shares.

4.             Miscellaneous.

(a)           Entire Agreement.  This agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to this agreement’s subject matter.

(b)           Effect of Headings.  The section headings in this agreement are for convenience only and shall not affect the construction or interpretation of this agreement.

(c)           Assignment.  This agreement shall be binding upon and inure to the benefit of the parties to this agreement and their respective successors, assigns and personal representatives, but neither this agreement nor any of the rights, interests or obligations under this agreement shall be assigned by any of the parties without the prior written consent of the other party.

(d)           Amendment and Modification.  This agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties to this agreement.

(e)           Severability.  Whenever possible, each provision or portion of any provision of this agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this agreement in such jurisdiction, and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this agreement.

(f)            Specific Performance.  The parties to this agreement agree and acknowledge that a breach by either of them of any covenants or agreements contained in this agreement will cause the other party to be irreparably and immediately harmed and that monetary damages could not make such party whole. Therefore, each of the parties to this agreement agrees that in the event of any such breach, it will (i) waive in any action for specific performance the defense of adequacy of a remedy at law and (ii) be entitled to compel specific performance of this agreement in addition to any other remedy to which it may be entitled, at law or in equity.

(g)           No Waiver.  The failure of any party to this agreement to exercise any right, power or remedy provided under this agreement or otherwise available in respect of this agreement at law or in equity, or to insist upon compliance by any other party to this agreement with its obligations under this agreement, and any custom or practice of the parties at variance with the terms of this agreement, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h)           Governing Law.  This agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

(i)            Counterparts.  This agreement may be executed manually or by facsimile in multiple counterparts, all of which will be considered one and the same agreement and will become effective when all such counterparts have been signed by each party and delivered to the other party.

[SIGNATURE PAGE FOLLOWS]

The parties are signing this agreement on the date set forth in the introductory clause.

SKYWIRE SOFTWARE, LLC

By:
Name:	C. Patrick Brandt
Title:	Chief Executive Officer

STOCKHOLDER

Print Name:

Beneficial Ownership:

shares of Common Stock (not
including the number of shares below)

shares of Common Stock issuable
upon the exercise of outstanding options, warrants or other rights

Address for Notice:

Fax No.:

Signature Page to Support Agreement